RESOLUTIONS
                                     of the
                               BOARD OF DIRECTORS
                                       of
                           HARVEST STATES COOPERATIVES
                                       ---

                                    CREATING
                                       the
                         OILSEED PROCESSING AND REFINING
                              DEFINED BUSINESS UNIT
                                       and
              EQUITY PARTICIPATION UNITS (PROCESSING AND REFINING)



                  RESOLVED, pursuant to the authority conferred by the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Association, as follows:

                  Section 1. There is hereby created, as a separate defined business unit of the Association, the Oilseed Processing and Refining Defined Business Unit (the "Processing and Refining Business Unit") for the purpose of purchasing soybeans and crude soybean oil and the processing and sale thereof into meal, flour, oil and various byproducts to carry on the operations of the Processing and Refining Division.

                  Section 2. The Processing and Refining Business Unit shall be created effective at the close of business on May 31, 1997, and on that date there shall be allocated to the Processing and Refining Business Unit the assets and liabilities, including commitments, contingencies and obligations, appropriately belonging to the Processing and Refining Division. The Association shall withdraw sufficient cash from the Processing and Refining Business Unit to bring its net worth to $53,400,000 (representing its equity at May 31, 1996).

                  Section 3. There is hereby created an issue of up to 15,300,000 Equity Participation Units (Processing and Refining) (the "Units") having the rights, preferences and privileges set forth herein to be sold to Defined Members of the Processing and Refining Business Unit at a price of $4.00 per Unit in cash or partially in cash and partially upon conversion of outstanding Capital Equity Certificates. Units may be purchased and held only by Defined Members, who shall be either persons actually engaged in the production of agricultural products or associations of producers of agricultural products. The Association shall be deemed to hold Equity Participation Units equal to the capacity of the Processing and Refining Business Unit not held by Defined Members.

                  Section 4. Prior to the sale of any Unit to any person, such person shall enter into a Member Marketing Agreement in substantially the form of Exhibit 1 hereto, which gives the right and obligation to such person to deliver the number of bushels of soybeans as shall equal the number of Units to be purchased by such Defined Member.

                  Section 5. With the approval of the Board of Directors, Units may be transferred only to other Members of the Association who enter into a Member Marketing Agreement equal to the number of Units being transferred. No producer may purchase Units representing more than such producer's current anticipated annual production of soybeans. No holder of a Unit may hold fewer than 1,500 Units. No one Defined Member may own more than 1% of the outstanding capacity of the Processing and Refining Business Unit. The officers of the Association are authorized to adopt processes, regulations and forms with respect to the transfer of Units.

                  Section 6. Revenues from the sale of products of the Processing and Refining Business Unit shall be credited to the Processing and Refining Business Unit, and all direct expenses incurred by the Processing and Refining Business Unit shall be charged against the Processing and Refining Business Unit. Corporate, general and administrative expenses of the Association shall be allocated to the Processing and Refining Business Unit in a reasonable manner based on the utilization by the Processing and Refining Business Unit. Intracompany accounts shall be established for the advancements to, and the loan of funds by, the Processing and Refining Business Unit, with interest thereon imputed at prevailing rates. Income taxes shall be allocated to the Processing and Refining Business Unit as if it were a separate taxpayer. The Processing and Refining Business Unit shall perform and be responsible for commitments, contingencies and obligations allocated to the Processing and Refining Business Unit.


                  Section 7. Patronage sourced income from the operations of the Processing and Refining Business Unit, excluding patronage sourced income from the refining of crude oil purchased from others and excluding patronage sourced income from Ventura Foods, will be allocated by the Association as patronage refunds based on the total amount of soybeans processed, giving effect to Units held and Units deemed to be held by the Association. As between holders of the Units, patronage sourced income will be allocated to each Defined Member proportionate to the number of bushels of soybeans delivered pursuant to the Member Marketing Agreement. Defined Members may also receive, upon allocation by the Board of Directors, nonpatronage income from operations of the Company, including operations of the Processing and Refining Business Unit generating nonpatronage income.


                  Section 8. With respect to each year, the total net income from the Processing and Refining Business Unit will be withdrawn by the Association from the Processing and Refining Business Unit, except to the extent that patronage dividends are not paid in cash and are retained in the Processing and Refining Business Unit as equity. The Association shall be responsible for the allocation of net income arising from operations of the Processing and Refining Business Unit between Defined Members and the remainder of the Association's operations.

                  Section 9. Upon the acquisition by the Association from a third party of any assets (whether by means of an acquisition of assets or stock, merger, consolidation or otherwise) reasonably related to the Processing and Refining Business Unit, such assets and related liabilities, including commitments, contingencies and obligations, shall be allocated to the Processing and Refining Business Unit and the aggregate cost or fair market value of such assets and liabilities shall be paid by the Processing and Refining Business Unit. Such allocation and determination of fair market value may be made by the Board of Directors taking into account such matters as it and its advisers, if any, deem relevant, and any such allocation and determination of fair market value shall be final and binding for all purposes whatsoever.

                  Section 10. Upon any sale, transfer, assignment or other disposition by the Association of any or all assets of the Processing and Refining Business Unit (whether by means of a disposition of assets, merger, consolidation, liquidation or otherwise), all proceeds (including non-cash consideration received) or the fair market value from such disposition shall be allocated to the Processing and Refining Business Unit. If an asset is allocated to more than one Business Unit, the proceeds or the fair market value of the disposition shall be allocated among all Business Units based upon their respective interests in such assets. Such allocation and determination of fair market value shall be made by the Board of Directors taking into account such matters as the Board of Directors and its advisers, if any, deem relevant, and any such allocation and determination of fair market value shall be final and binding for all purposes whatsoever.

                  Section 11. The Board of Directors may from time to time reallocate any asset from the Processing and Refining Business Unit to the Association or any other Business Unit of the Association at fair market value. Such determination of fair market value shall be made by the Board of Directors taking into account such matters as the Board of Directors and its advisers, if any, deem relevant, and any such allocation and determination of fair market value shall be final and binding for all purposes whatsoever.

                  Section 12. The Association shall not enter into any agreement by which the net patronage sourced earnings of the Processing and Refining Business Unit shall be allocated to any person except to a person who owns or is deemed to own Units proportionate to the patronage being so allocated.

                  Section 13. In connection with the merger, consolidation, liquidation or sale of all or substantially all of the assets of the Association as an entirety or upon the sale of all or substantially all of the assets of the Processing and Refining Business Unit, all, but not less than all, Units of the Processing and Refining Business Unit shall be redeemed at their original purchase price of $4.00, provided that the Preferred Capital Certificates or unit retains of the Processing and Refining Business Unit not previously paid are also redeemed in connection therewith; that such payments include any pro rata profit (or loss) associated with disposition of the assets of the Processing and Refining Business Unit as though the assets, subject to the liabilities, of the Processing and Refining Business Unit had been sold in connection with such event at their fair market value; and that provision is made for the allocation of patronage sourced income arising prior to such transaction. Any determination of fair market value shall be made by the Board of Directors taking into account such matters as the Board of Directors and its advisers, if any, deem relevant. For purposes of this Section 13, sale of more than 75% of the assets or earning power will be deemed "all or substantially all" of the assets of the Company or the Processing and Refining Business Unit.

                  Section 14. The Board of Directors is authorized to establish and designate one or more series of Preferred Capital Certificates of the Association that may have a priority in payment over the Units and to fix (and to increase and decrease) the amount, the designations, and the relative powers, rights, preferences and limitations of such series.

                  Section 15. Defined Members who hold Units of the Processing and Refining Business Unit shall have the right to elect a Defined Member Board comprised of between five and ten individuals. The members of the Defined Member Board must be either Defined Members or representatives of Defined Members and in good standing and in full compliance with all delivery obligations with respect to the Processing and Refining Business Unit; provided, however, no employee of the Association may serve as a member of the Defined Member Board. The initial Defined Member Board shall consist of five persons designated by the Company's Board of Directors and shall hold such office until the Association's 1997 Annual Meeting and until their successors are duly elected and qualified. Thereafter the Defined Member Board shall be elected by the Defined Members of the Processing and Refining Business Unit on a one Defined Member/one vote basis. The Chairperson shall be selected by and from the Association's Board of Directors. Individuals serving on a Defined Member Board shall serve staggered three-year terms, divided into classes as nearly equal in number as possible. The terms of two members of the Defined Member Board elected at the 1997 Annual Meeting shall expire in 2000, two in 1999 and one in 1998, to be determined by lot. The Defined Member Board shall meet at least quarterly and shall be charged with reflecting Defined Member concerns and providing a direct communication mechanism to the Association's Board of Directors.

                  Section 16. Holders of Units shall have no voting rights except as Members of the Association and as provided in Sections 15 and 21.

                  Section 17. The Board of Directors from time to time may authorize the sale by the Association of Units deemed owned by the Association for the account of the Association provided that sales shall be at fair market value determined by the Board of Directors taking into account such matters as the Board of Directors and its financial advisers, if any, deem relevant.

                  Section 18. The Association may, if authorized by the Board of Directors, purchase Units at such price as it shall determine from time to time for its own account, or for the account of the Processing and Refining Business Unit. Units purchased for the account of the Association shall be deemed outstanding Units of the Processing and Refining Business Unit. Units purchased by the Processing and Refining Business Unit shall be cancelled and shall no longer be deemed outstanding by the Processing and Refining Business Unit.

                  Section 19. The Board of Directors may authorize the creation, issuance and sale of additional Equity Participation Units from time to time on such terms and for such consideration as it shall deem appropriate. Any proceeds from the sale of such additional Units shall be allocated to the Processing and Refining Business Unit.

                  Section 20. Holders of Units shall have no preemptive rights to subscribe for or purchase additional Units or any other securities issued by the Processing and Refining Business Unit or the Association.


                  Section 21. The operations of the Processing and Refining Business Unit shall be carried out by the Association through the Board of Directors, officers and management of the Association. The capital assets of the Processing and Refining Business Unit may be disposed of in the ordinary course of business and the disposition of any substantial portion of the assets of the Processing and Refining Business Unit as an entirety may be authorized by the Board of Directors. The Board of Directors may determine to sell the assets and operations of the Processing and Refining Business Unit or to abandon or shut down the operations of the Processing and Refining Business Unit. Abandonment or shutting down the operations of a Business Unit (other than on a temporary basis) will be considered sale of all of the assets of the Business Unit. Abandonment or shutting down the operations of a Business Unit (other than on a temporary basis) will be considered sale of all of the assets of the Business Unit.


                  Section 22. These resolutions may be amended from time to time by the Board of Directors of the Association, except for Sections 6 through 13, which may be amended only with the approval of a majority of Defined Members owning Units not held or deemed held by the Association.